    As filed with the Securities and Exchange Commission on March 19, 1997
                                                    Registration No. 333-19799


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 1
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               INAMED CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         Florida           3800 Howard Hughes Parkway, Suite 900    59-0920629
(State or other jurisdiction      Las Vegas, Nevada 89109      (I.R.S. Employer
of incorporation or organization)     (702) 791-3388         Identification No.)

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Donald K. McGhan
                               Inamed Corporation
                      3800 Howard Hughes Parkway, Suite 900
                             Las Vegas, Nevada 89109
                                 (702) 791-3388
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  Copy to:

                             Theodore R. Maloney
                                Nida & Maloney
                          A Professional Corporation
                         801 Garden Street, Suite 201
                        Santa Barbara, California 93101-1580
                                (805) 568-1151


Approximate Date of Commencement of Proposed Sale of the Securities to the
Public: From time to time after the effective date of the registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /


                                          CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                Proposed Maximum             Proposed Maximum
 Title of shares to be     Amount to be     Offering Price Per Share     Aggregate Offering Price       Amount of
      Registered            Registered                (1)                           (1)             Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, per value                              $                           $                      $
$.01 per share                 shares
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


     (1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) on the basis of the average of the bid and asked price of the Inamed Corporation Common Stock, par value $.01 per share, on March 14, 1997.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED MARCH 19, 1997

PROSPECTUS

                               INAMED CORPORATION

                             SHARES OF COMMON STOCK
                                ($.01 PAR VALUE)

     This Prospectus relates to shares of the Common Stock, par value $.01 per share (the "Common Stock") of Inamed Corporation, a Florida corporation (the "Company" or "Inamed"), (i) issued to the holders of record on June 10, 1996 of the Company's 11% Secured Convertible Notes due 1997 (the "Secured Notes"),
(ii) shares of Common Stock issuable from time to time upon conversion of $6.2 million in principal amount of the Company's 4% Convertible Debentures due 2000 (the "Debentures") and (iii) shares of Common Stock issuable from time to time upon exercise of warrants to purchase 500,000 shares of Common Stock (the "Warrants") issued in connection with the issuance of the Debentures, and the offering and sale of such shares by the holders thereof (each a "Selling Stockholder") from time to time thereafter (all such shares being hereinafter referred to collectively as the "Shares"). See "Shares Being Offered" and "Selling Stockholders." Certain of the Shares were issued to the holders of the Secured Notes in connection with the amendment of the Indenture governing the Secured Notes and the waiver by the holders of certain covenant defaults under the Indenture governing the Secured Notes and the balance are issuable upon conversion or exercise of privately placed securities.

     Shares of the Common Stock are traded on the Nasdaq SmallCap Market under the symbol "IMDC."

     AN INVESTMENT IN THE SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 3.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

Each of the shares of Common Stock offered hereby may be offered for sale and sold by the Selling Stockholders from time to time in varying amounts, including in block transactions, on the Nasdaq SmallCap Market at then prevailing prices or in private transactions at prices and on terms to be determined at the time of sale. The Shares may be sold by the Selling Stockholders directly, through an underwritten offering, through agents designated from time to time or to or through broker-dealers designated from time to time. To the extent required, the number and series of Shares to be sold, the name of the Selling Stockholders, the purchase price, the public offering price, if applicable, the name of any such agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold less (i) the aggregate commissions, discounts and other compensation, if any, paid by the Selling Stockholders to underwriters, agents or broker-dealers and (ii) certain other expenses of the offering and sale of the Shares that will be the responsibility of the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares. The Company knows of no selling arrangement between any underwriter, agent or broker-dealer and the Selling Stockholders.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

               The date of this Prospectus is March 19, 1997.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Shares and the Company, reference is made to the Registration Statement. Statements contained herein or in any document incorporated herein by reference concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference.



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission.
 Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and at Suite 1300, Seven World Trade Center, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of the Web site is: http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq SmallCap Market and reports, proxy and information statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington D.C. 20006.



              INCORPORATION OF DOCUMENTS BY REFERENCE

     The Annual Report on Form 10-K of the Company for the year ended December 31, 1995 and the amendments number 1 and 2 thereto filed on Form 10-K/A on April 30, 1996 and March , 1997, the Company's Quarterly Report on Form 10-Q for the periods ended March 31, June 30 and September 30, 1996 and amendment number 1 thereto filed on Form 10-Q/A on March , 1997 and the Company's Current Reports on Form 8-K filed February 6, 1996, April 19, 1996 and May 31, 1996 and the description of the Inamed Common Stock contained in the Company's registration statement on Form ____ filed pursuant to Section
12(g) of the Exchange Act on     19   (Commission File No. 1-9741), including
any amendment or reports filed for the purpose of updating such description filed by the Company, all of which are on file with the Commission, are incorporated in this Prospectus by reference and made a part hereof.


     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Shares described in this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Such requests should be addressed to Donald K. McGhan, President, Inamed Corporation, 3800 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89109; telephone (702) 791-3388.

                                   THE COMPANY

     Inamed Corporation (the "Company"), through its 25 domestic and international operating subsidiaries, develops, manufactures and markets medical devices and products for surgical specialty applications. The Company's major operating subsidiaries are: McGhan Medical Corporation and CUI Corporation, which develop, manufacture and sell medical devices principally for the plastic and general surgery fields; Bioenterics Corporation which develops, manufactures and sells medical devices and associated instrumentation to the bariatrics and general surgery fields; Biodermis Corporation which develops, produces and distributes premium products for dermatology, wound care and burn treatment; Bioplexus Corporation which is a development stage company that develops, produces and distributes specialty medical products for use by the general surgery profession; Flowmatrix Corporation which manufactures high quality silicone components and devices for Inamed's wholly-owned subsidiaries and distributes an international line of proprietary silicone products; Medisyn Technologies Corporation which focuses on the development and promotion of the merits of the use of silicone chemistry in the fields of medical devices, pharmaceuticals and biotechnology; Inamed Development Company, which is engaged in the research and development of new medical devices using silicone-based technology; McGhan Limited, an Irish corporation which manufactures medical devices principally for the plastic and general surgery fields; Medisyn Technologies, Ltd. and Chamfield Ltd., Irish corporations which specialize in the development of silicone materials for use by Inamed's wholly-owned subsidiaries; and Inamed B.V., a Netherlands corporation, Inamed B.V.B.A., a Belgium corporation, Inamed GmbH, a German corporation, Inamed S.R.L., an Italian corporation, Inamed Ltd., a United Kingdom corporation, Inamed S.A.R.L., a French corporation and Inamed S.A., a Spanish corporation, which all sell medical devices on a direct sales basis in the various countries in which they are located. The Company has five additional foreign and domestic subsidiaries which have recently been formed and which at present have immaterial operations.

     Since 1984, the Company has experienced sales growth from approximately $2.4 million to over $81.6 million for the year ended December 31, 1995. However, the Company incurred a loss of $6.9 million for the year ended December 31, 1995. With respect to products manufactured by the Company's subsidiaries specializing in plastic surgery products, the Company and/or its subsidiaries are defendants in numerous State court actions and a Federal class action in the United States District Court, Northern District of Alabama, Southern Division, under Chief Judge Sam C. Pointer, Jr., U.S. District Court, regarding Master File No. C892-P-10000-S (Silicone Gel Breast Implants Product Liability Litigation MDL 926). The claims are for general and punitive damages substantially exceeding provisions made in the Company's consolidated financial statements. The Company is currently in negotiations to settle the primary litigation relating to this matter. See "Risk Factors; Litigation."

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.  THE
FOLLOWING DISCUSSION OF RISK FACTORS IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING IN THE REPORTS OF THE COMPANY
FILED WITH THE COMMISSION UNDER THE EXCHANGE ACT, INCLUDING THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 FILED WITH
THE COMMISSION, THE QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED
MARCH 31, JUNE 30 AND SEPTEMBER 30, 1996 AND THE CURRENT REPORTS ON FORM 8-K FILED WITH THE COMMISSION ON FEBRUARY 6, 1996, APRIL 19, 1996 AND MAY 31, 1996.

Litigation

     Inamed and/or its subsidiaries are defendants in numerous state court actions and a federal class action in the United States District Court, Northern District of Alabama, Southern Division, under the Chief Judge Sam C. Pointer, Jr., U.S. District Court, regarding Master File No. C892-P-10000-S (Silicone Gel Breast Implants Product Liability Litigation MDL 926). The claims are for general and punitive damages substantially exceeding provisions made in the Company's consolidated financial statements. The Company's consolidated financial statements have been prepared assuming that the Company will withstand the financial results of such litigation.

     Several U.S. based manufacturers negotiated a settlement with the Plaintiffs' Negotiating Committee ("PNC"), and on March 29, 1994 filed a Proposed Non-Mandatory Class Action Settlement in the Silicone Breast Implant Products Liability (the "Settlement Agreement") providing for settlement of the claims as to the class (the

"Settlement") as described in the Settlement Agreement. The Settlement Agreement provides for resolution of any existing or future claims, including claims for injuries not yet known, under any federal or state law, from any claimant who received a silicone breast implant prior to June 1, 1993. A fairness hearing for the non-mandatory class was held before Judge Pointer on August 18, 1994. On September 1, 1994, Judge Pointer gave final approval to the non-mandatory class action settlement.

     The Company was not originally a party to the Settlement Agreement. However, on April 8, 1994, the Company and the PNC reached an agreement that would join the Company into the Settlement. The agreement reached between the Company and the PNC added value to the Settlement by enabling all plaintiffs and U.S. based manufacturers to participate in the Settlement, and facilitating the negotiation of individual contributions by the Company, Minnesota Mining and Manufacturing Company ("3M") and Union Carbide Corporation ("UCC") which total more than $440 million.

     Under the terms of the Settlement Agreement, the parties stipulate and agree that all claims of the Settlement Class against the Company regarding breast implants and breast implant materials shall be fully and finally settled and resolved on the terms and conditions set forth in the Settlement Agreement.

     Under the terms of the Settlement Agreement, the Company agreed to pay $1 million to the Settlement fund for each of 25 years starting three years after Settlement approval by the Court. The Settlement was approved by the court in 1994. The Company recorded a pre-tax charge of $9.1 million in the fourth quarter of 1993. The charge represent the present value (discounted at 8%) of the Company's settlement of $25 million over a payment period of 25 years.

     Under the Settlement, $1.2 billion had been provided for "current claims" (disease compensation claims). In May 1995, Judge Pointer completed a preliminary review of current claims against all Settlement defendants which had been filed as of September 1994, in compliance with deadlines set by the court. Judge Pointer determined that, based on the preliminary review, it appeared that projected amounts of eligible current claims exceeded the $1.2 billion provided in the Settlement. Discrete information as to each defendant was not made available by the court and the Company is not aware of any information from such findings that would affect the Company's $9.1 million accrual. The Settlement provided that in the event of such over-subscription, the amounts to be paid to eligible current claimants would be reduced and claimants would have a right to "opt-out" of the Settlement at that time.

     On October 1, 1995, Judge Pointer finalized details of a scaled-back breast implant injury settlement involving defendants Bristol-Myers Squibb, Baxter International and 3M, allowing plaintiffs to reject this settlement and file their own lawsuits if they believe payments are too low. On November 14, 1995, McGhan Medical Corporation and UCC were added to this list of settling defendants to achieve the Bristol, Baxter, 3M, McGhan and UCC Revised Settlement Program (the "Revised Settlement Program"). With respect to the parties thereto, the Revised Settlement Program incorporated and superseded the Settlement. The Revised Settlement Program did not fix liability on any defendants, but established maximum contribution amounts and therefore will not directly impact the Company's $9.1 million charge.


     The Company recorded a pre-tax charge of $23.4 million in the third quarter of 1995. The charge represented the present value (discounted at 8%) of the maximum additional amount that the Company would be required to contribute to the Revised Settlement Program, $50 million over a 15-year period based on a claims-made and processed basis. Due to the uncertainty of the ultimate resolution and acceptance of the Revised Settlement Program by the registrants, claimants, and plaintiffs and combined with the current lack of information related to the substance of the claims, the Company reversed this charge for the third quarter of 1995.

     At December 31, 1996, the Company's reasonable estimate of its liability to fund the Revised Settlement Program was a range between $9.1 million, the original estimate as noted above, and the discounted present value of the $50 million aggregate the Company would potentially contribute under the Revised Settlement Program, with no amount within the range a better estimate. Because of the uncertainty of the ultimate resolution and acceptance of the Revised Settlement Program by the registrants, claimants, and plaintiffs (which acceptance and participation is necessary for any contributions under the Revised Settlement Program) and the current lack of and changing information related to the substance of the claims, no estimate of the possible additional loss or range of loss can be made and, consequently, the financial statements do not reflect any additional provision for the litigation settlement.

     The Company has entered into a Settlement Agreement with health care providers pursuant to which the Company was required to pay, on or before December 17, 1996, $1 million into the MDL Settlement Fund ("the Fund") to be administered by Edgar C. Gentle, III, Esq. ("the Fund Agent"). The Company, in the spirit of the Revised Settlement Program, contributed $600,000 to the claims administration management for the settlement.


     The Company has opposed the plaintiffs' claims in these complaints and other similar actions, and continues to deny any wrongdoing or liability to the plaintiffs of any kind. However, the extensive burdens and expensive litigation the Company would continue to incur related to these matters prompted the Company to work toward and enter into the Settlement which insures a more satisfactory method of resolving claims of women who have received the Company's breast implants.

     Management's commitment to the Settlement does not alter the Company's need for complete resolution sought under a mandatory ("non-opt-out") settlement class (the "Mandatory Class") or other acceptable settlement resolution. Therefore, the Company has petitioned the United States
District Court, Northern District of Alabama, Southern Division, for certification of a Mandatory Class under the provisions of Federal Rules of Civil Procedure. On July 11, 1996, the Company filed an appearance of counsel and status report on the INAMED Mandatory Class application to the United States District Court, Northern District of Alabama, Southern Division, Chief Honorable Judge Samuel C. Pointer, Jr. There can be no assurance that the Company will receive Mandatory Class certification or another acceptable settlement resolution.

     If the Mandatory Class is not certified, then the Company will continue to be a party to the Revised Settlement Program. However, under the Revised Settlement Program, the Company will continue to be subject to further potential litigation from persons who opt out of the Revised Settlement Program. The number of such persons who opt out and the outcome of any ensuing litigation are uncertain. The failure of the Mandatory Class to be certified is expected to have a material adverse effect on the Company.

Need for Additional Financing

     The Company's existing cash on hand (whether or not the Notes are converted into shares of common stock) will not be sufficient to fund the Company's full litigation settlement payment or to fund the Company's capital expenditures, working capital and operational needs. Based on the Company's estimates of the potential settlement terms, the Company estimates that it will need at least an additional $40 million (assuming the Secured Notes and Debentures are converted) over the next 15 years to fund the full settlement commitment, either from operations or financing activities, or both. There can be no assurance that the Company will be able to generate sufficient revenues or obtain any such additional financing or, if it is able to obtain such financing, that it will be available on terms acceptable to the Company. Such needs are in addition to funds needed for planned operations and needed capital expenditures. Such needs will be further increased if some or all of the Secured Notes not already converted or Debentures are not converted into shares of common stock. The Company will receive no funds if the Secured Notes and Debentures are converted, but in such event the Company will be relieved of the obligation to repay such securities.

Limits on Additional Indebtedness

     The Indenture governing the Secured Notes imposes certain operating and financial restrictions on the Company affecting, among other things, the ability of the Company to incur certain indebtedness and create liens except for Senior Indebtedness (as defined in the Indenture). Unless waived or amended by the holders of the Secured Notes as permitted in the Indenture, these restrictions will continue so long as any Secured Notes are outstanding. In addition, the guaranty and pledge agreements entered into by certain of the Company's subsidiaries in connection with the issuance of the Secured Notes also impose additional limitations on the ability of the subsidiaries to incur certain indebtedness and to create liens. The covenants are subject to various exceptions that are generally designed to allow the Company to continue to operate its business without under restraint and, therefore, are only limited prohibitions with respect to certain activities. However, these restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financing, respond to changing market conditions and otherwise may restrict corporate activities.

Holding Company Structure

     The Shares represent an interest exclusively in the Company, which is a holding company. Since the operations of the Company are currently conducted entirely through subsidiaries, the cash flow of the Company and its ability to pay dividends on the Common Stock are dependent upon the cash flows of such subsidiaries and the distributions of these subsidiaries are separate and distinct legal entities. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any subsidiary, upon the liquidation or reorganization of any such subsidiary (and the consequent right of the holders of the Shares to participate in those assets), will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary that is senior to any security granted in favor of the Company and any indebtedness of such subsidiary senior to that held by the Company.

Dependence Upon Key Personnel and Consultants

     The Company's ability to successfully develop its products, manage growth and maintain a competitive position will depend in a large part on its ability to attract and retain highly qualified scientific and management personnel, and to develop and maintain relationships with leading research institutions and consultants. The Company is highly dependent upon its Chairman and its Chief Executive Officer, the principal members of its management, key employees, scientific staff and consultants which the Company may retain from time to time. There can be no assurance that the Company will be able to continue to attract and retain such personnel. This is particularly the case so long as the current product liability litigation remains unresolved. The Company's consultants may be affiliated with or employed by others and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to the Company. The Company addresses such potential conflicts by requiring that its consultants, scientific collaborators and sponsored researchers execute confidentiality agreements upon commencement of relationships with the Company, by closely monitoring the work of such persons and by requiring material transfer and patent assignment agreements whenever possible and appropriate. Inventions or processes discovered by such persons will not necessarily become the property of the Company and may remain the property of such persons or others.

Control by Management

     The Company's Board of Directors currently consists of its two senior Executive Officers. The Company has been unable to retain independent directors due to the existing litigation. Therefore, management does not have the oversight of independent members of the Board of Directors.

Competition and Technological Uncertainty

     The medical device industry is characterized by extensive world-wide research and development efforts and rapid technological change. Success in the medical device field is dependent upon product quality, reliability, design features, service, price, and the relationship between the Company and the physicians and group purchasing organizations utilizing the products.
The Company believes that its product lines are competitive with other product lines in the market. However, competition from other domestic and foreign medical device companies and research and academic institutions in the areas of product development, product and technology acquisition, manufacturing and marketing is intense and is expected to increase. The Company's products compete with those of a number of other domestic and foreign manufacturers, many of whom have substantially greater revenues and resources than the Company's. These or other competitors may succeed in obtaining approval from the Food and Drug Administration (the "FDA") or other regulatory agencies for their products more rapidly than the Company. Competitors have also developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. With the rapid progress of medical technology the Company's products are always subject to the risk of obsolescence through the introduction of new products or techniques.

Research and Development

     The medical device and product industry is characterized by rapid technological change, which requires a continuous high level of expenditures for enhancing existing products and developing new products. The Company is committed to high expenditures for research and product development. The Company also believes that a crucial factor in the success of a new product is getting it through regulatory approvals and to market quickly to respond to new user needs or advances in medical technologies, without compromising product quality. The Company is continually engaged in product development and improvement programs. During the fiscal years ended December 31, 1993, 1994 and 1995, the Company incurred expenses of approximately $3.07 million, $3.72 million and $4.39 million, respectively, on research and development activities. There can be no assurance that the Company will be successful in enhancing existing products or developing new products that will timely achieve regulatory approval or receive market acceptance. See "Government Regulation" below. The Company has not engaged in material customer or government sponsored research.

Government Regulation

     The production and marketing of the Company's products and its ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and in other countries. Most medical devices developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process administered by the FDA under the Food, Drug and Cosmetic Act, as amended (the "FDC Act"), and comparable foreign authorities before they can be marketed. The FDA regulations govern the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. The process of obtaining clearance from the FDA to market products either through pre-market approvals or pre-market notifications is costly and time consuming and can delay the marketing and sale of the Company's products. Additionally, there is no assurance that such approval will be granted. The FDA is empowered to perform unannounced inspections of the Company's facilities and operations and to restrain violations of the FDC Act. The Company has limited experience in, and limited resources available to commit to, regulatory activities. Failure to comply with the applicable regulatory requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

     Medical device laws, ranging from device approval requirements to requests for product data and price controls, are in effect in many countries in which the Company does business outside the United States. In addition, government reimbursement policies for health care costs are becoming increasingly significant factors for medical device companies. Currently, the U.S. Congress is considering various health care reforms that are designed to reduce the cost of existing government and private insurance programs. It is uncertain at this time what impact, if any, the health care reform efforts will have on the Company. Any changes that limit or reduce reimbursement for the Company's products could have a material adverse effect on the financial condition results of operation and cash flows of the Company.

     The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. In addition, delays or rejections may be encountered due to, among other reasons, regulatory review of each submitted new device application or product license application, as well as changes in regulatory policy during the period of product development. Similar delays may also be encountered in foreign countries. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and litigation.

International Operations

     In addition to the Company's U.S. manufacturing operations, the Company manufactures products at its facilities overseas. The Company maintains sales and marketing offices in many European and other countries. Operations in countries outside the U.S. are subject to certain financial and other risks, including currency restrictions, currency exchange fluctuations and changes in foreign laws. Several countries in which the Company does business have enacted laws and regulations that are protectionist in nature and have resulted in increased costs and operational efforts by the Company in order to continue to effectively compete in those countries. The Company does not presently believe that such laws and regulations will have a material adverse effect on the Company's financial condition, results of operation or cash flows, although there can be no assurance that they will not in the future.

Liability and Recall Exposure

     The use of the Company's products have in the past and may in the future expose the Company to liability claims. See "Litigation" above. These claims could be made directly by patients or consumers or by companies, institutions or others using or selling such products. In addition, the Company is subject to the inherent risk that a government authority or third party may require the recall of one or more of the Company's products. The Company has not obtained liability insurance that would cover a claim relating to the use or recall of its products. In the absence of such insurance, claims made against the Company or a product recall could have a material adverse effect on the Company's financial position, results of operations, cash flows and prospects. In addition, there can be no assurance that, if the Company seeks insurance coverage in the future, such coverage will be available at reasonable cost and in amounts sufficient, if at all, to protect the Company against claims that could have a material adverse effect on the financial condition and prospects of the Company. Further, liability claims relating to the use of the Company's products or a product recall could negatively affect the Company's ability to obtain or maintain regulatory approvals for its products.

Possible Adverse Effects of Future Legislation or Regulations

     Heightened public awareness and concerns regarding the growth in overall health care expenditures in the United States, combined with the continuing efforts of governmental authorities to contain or reduce costs of health care, may result in the enactment of national health care reform or other legislation or regulations that impose limits on the number and type of medical procedures which may be performed or which have the effect of restricting a physician's ability to select specific products for use in certain procedures. Such new legislation or regulations may materially adversely affect the demand for the Company's products. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state legislative proposals and regulations to implement greater governmental control on the health care industry. For example, the Clinton Administration and certain members of Congress have proposed health care reform legislation that may impose pricing or profitability limitations or other restrictions on companies in the health care industry. The announcement of such proposals may materially adversely affect the Company's ability to raise capital or to form collaborations, and the enactment of any such reforms could have a material adverse effect on the Company. In certain foreign markets, the pricing and profitability of health care products are subject to governmental influence or control. In addition, legislation or regulations that impose restrictions on the price that may be charged for health care products or medical devices may adversely affect the Company's financial condition, results of operations and cash flows. From time to time, legislation or regulatory proposals are proposed and discussed which could alter the review and approval process relating to pharmaceutical or medical device products. The Company is unable to predict the likelihood of adverse effects which might arise from future legislative or administrative action, either in the United States or abroad.

Reimbursement

     The Company's ability to sell its products successfully may depend in part on the extent to which reimbursement for such products and related treatment will be available from government health administration authorities, private health insurers, managed care entities and other organizations. Such payors are increasingly challenging the price of medical products and services and establishing protocols and formulae which effectively limit physicians' ability to select products and procedures. Uncertainty exists as to the reimbursement status of health care products (especially innovative technologies), and there can be no assurance that adequate reimbursement coverage will be available to enable the Company to achieve market acceptance of its products or to maintain price levels sufficient for realization of an appropriate return on its products.

Manufacturing Capacity and Material Supply

     To be successful, the Company's products must be manufactured in commercial quantities under current Good Manufacturing Practices ("GMP") prescribed by the FDA and at acceptable costs. The Company will need to expand its manufacturing capabilities. In the event the Company determines to expand its manufacturing capabilities, it will require the expenditure of substantial funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such expansion. There can be no assurance that the Company will be able to expand such capabilities successfully. If the Company is not able to expand its manufacturing capabilities, it could materially and adversely affect the Company's financial condition, results of operations, cash flows and prospects.


The Company obtains certain raw materials and components for a number of its products from single suppliers, including Nusil Corporation and Specialty Silicone Fabricators who presently are the exclusive suppliers to the Company of raw silicone and certain components, respectively. The Company believes that its sources of supply could be replaced if necessary without undue disruption, but it is possible that the process of qualifying new materials and/or vendors for certain raw materials and components could cause a material interruption in manufacturing or sales. No mateiral interruptions occurred during the Company's last fiscal year as result of such supply relationships.

Uncertainty Regarding Patents and Proprietary Technology

     The Company's success will depend, in part, on its and its licensors' ability to obtain, assert and defend its patents, protect trade secrets and operate without infringing the proprietary rights of others. The Company has filed applications for or has been issued U.S. and foreign patents, and has exclusive or non-exclusive licenses under patent applications or patents of others. The patent position of medical device firms generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that the patent applications owned by or licensed to the Company will result in issued patents, that any issued patents will provide the Company with proprietary protection or competitive advantages, will not be infringed upon or designed around by others, will not be challenged by others and held to be invalid or unenforceable or that the patents of others will not have a material adverse effect on the Company, its financial condition, results of operations, cash flows and prospects.

     The Company is aware that its competitors and other companies, institutions and individuals have been issued patents relating to its products. In addition, the Company's competitors and other companies, institutions and individuals may have filed patent applications or been issued patents relating to other potentially competitive products of which the Company is not aware. Further, the Company's competitors and other companies, institutions and individuals may, in the future, file applications for, or be granted or license or otherwise obtain proprietary rights to, patents relating to other potentially competitive products. There can be no assurance that these existing or future patents or patent applications will not conflict with the Company's or its licensors' patents or patent applications. Such conflicts could result in a rejection of the Company's or its licensors' patent applications or the invalidation of their patents, which could have a material adverse effect on the Company's competitive position, its financial condition, results of operations, cash flows and prospects. In the event of such conflicts, or in the event the Company believes that such competitive products may infringe the patents owned by or licensed to the Company, the Company may pursue patent infringement litigation or interference proceedings against, or may be required to defend against litigation involving, holders of such conflicting patents or competing products. Such proceedings may materially adversely affect the Company's competitive position, and there can be no assurance that the Company will be successful in any such proceeding. Litigation and other proceedings relating to patent matters, whether initiated by the Company or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, managerial and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties or require the Company to cease production and sale of other products. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, the Company may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licensees, it could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

     The Company also seeks to protect its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

Environmental Matters

     The Company is subject to federal, state, county and local laws and regulations relating to the protection of the environment. In the course of its business, the Company is involved in the handling, storage and disposal of materials that are classified as hazardous. The Company's safety procedures for handling, storage and disposal of such materials are designed to comply with the standards prescribed by applicable laws and regulations. However, there can be no assurance that the Company will not be involved in an accidental contamination or injury from these materials. In the event of such an accident or injury, the Company could be held liable for any damages that result, and any such liability could materially adversely affect the Company, its financial condition, results of operations, cash flows and prospects. Further, there can be no assurance that the cost of complying with these laws and regulations will not increase materially in the future.

Control by Officers and Directors

     As of March 14, 1997, the Company's officers and directors beneficially owned approximately 21% of the outstanding Common Stock. Depending upon the size of the Board of Directors, these shareholders may be able to elect one or more of the Company's directors and will have the ability to influence the Company and the direction of its business and affairs. Although it will be reduced by the conversion of Notes into shares of common stock and the increase of additional shares of common stock, such as the Shares, such concentration ownership may have the effect of delaying or preventing a change in control of the Company, which could adversely affect the market price for the Common Stock.

Potential Volatility of Stock Price; No Dividends

     The market prices for securities of medical device companies have historically been highly volatile. Future announcements concerning the Company or its competitors or industry, including, but not limited to, the results of testing, technological innovations or new commercial products, the achievement of or failure to achieve certain milestones, governmental regulations, rules and orders, developments concerning patents or other proprietary rights, litigation or public concern about the safety of the Company's products, may have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many pharmaceutical and medical device companies for reasons frequently unrelated or disproportionate to the performance of the specific companies. These broad market fluctuations may materially adversely affect the market price of the Common Stock. The Company has never paid dividends, cash or otherwise, on its capital stock and does not anticipate paying any such dividends in the foreseeable future. The Company's agreement with the holders of the Notes prohibits the payment of dividends on its Common Stock.

Shares of Common Stock Eligible for Sale

     As of March 14, 1997, the Company had an aggregate of 8,209,350 issued and outstanding shares of Common Stock. In addition, as of March 14, 1997, the Company had reserved for issuance an aggregate of approximately 11,506,038 shares of Common Stock issuable pursuant to: (i) outstanding vested and non-vested options, warrants, convertible securities, such as the Secured Notes and the Debentures, and similar rights; and (ii) contingent obligations to issue additional shares. Pursuant to the Company's Certificate of Incorporation, the Company currently has 20,000,000 authorized shares of Common Stock. Subject to certain limitations, the persons holding such options and warrants may obtain the shares of Common Stock underlying such options and warrants at any time. The issuance of a large number of shares of Common Stock would dilute the percentage interest of other existing stockholders of the Company and the holders of Shares.


     Certain stockholders, including certain officers, directors, employees and affiliates of the Company also currently hold issued and outstanding shares of Common Stock and/or certain of the options or warrants to purchase additional shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management of the Company" in the Company's Annual Report on Form 10-K. Sales of substantial amounts of such shares could adversely affect the market value of the Common Stock.

                              SHARES BEING OFFERED

     In January 1996, the Company issued $35 million in principal amount of 11% Secured Convertible Notes due 1999 (the "Secured Notes"). On January 17 and 29, 1997, the Company issued $4.2 and $2.0 million, respectively, in principal amount of 4% Convertible Debentures due 2000 (the "Debentures") and warrants to purchase 500,000 shares of Common Stock (the "Warrants" and, together with the Secured Notes and the Debentures, the "Securities"). The Securities were originally issued in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). On or about June 10, 1996 the Company sought the consent waiver by the holders of the Secured Notes to certain amendments to the Indenture governing the Secured Notes and the waiver by such holders of certain covenant defaults under the Indenture relating to the Company's financial performance for the quarter ended March 31, 1996. In connection with the Indenture amendment and waiver, the Company agreed to issue to each holder of record of Secured Notes on June 10, 1996 additional shares of Common Stock (the "Bonus Shares") equal to five percent (5%) of the shares such holders would receive if such holder had converted such holder's Secured Notes on such date. The Company agreed to issue and issued such shares to the holders entitled thereto on January 10, 1997 in a transaction exempt from registration under the Securities Act.

     The Debentures are unsecured obligations of Inamed, the principal amount of which is payable as follows, $4.2 million on January 16, 2000 and $2.0 million on January 28, 2000. The Debentures bear interest at the rate of 4% per annum until maturity. The Debentures will become convertible 60 days after their original issuance at the option of the holder into shares of Common Stock. The Debentures will be convertible thereafter until maturity at the option of the holder.

     Subject to certain conditions (including the registration of the Common Stock issuable on conversion), the Debentures will also be automatically convertible at the option of the Company after one year from the date of issuance. The Debentures are presently convertible at any time after the stated occurrences at a conversion price (based on the stated principal amount of the Debentures converted) equal to a the lesser of (A) the greater of (1) the average per share market value for the five trading days immediately preceding the original issue date (the "Issue Date Trading Value") and (2) an amount determined by dividing (x) the average per share trading market value for the five trading days immediately preceding the date of conversion (the "Conversion Date Trading Value") by (y) a fraction, the numerator of which is the sum of (i) 1.33 and (ii) the Conversion Date Trading Value divided by the Issue Date Trading Value and the denominator of which is 2. As of the date of this Prospectus, Debentures in the aggregate principal amount of $6.2 million are outstanding, which Debentures are convertible at the current conversion rate into an aggregate of 988,835 shares of Common Stock.

     In connection with the issuance of the Debentures the Company entered into registration rights agreements with the purchasers of the Debentures and the Warrants to use its best efforts to register the shares of Common Stock underlying such securities. Specifically, the Company agreed to file with the Commission within 14 days of the date of issuance of the Debentures, and use its best efforts to cause to become effective, a registration statement on Form S-3 with respect to the shares of the Company's Common Stock issuable upon the conversion of the Debentures. In the event a registration statement relating to the shares issuable upon conversion of the Debentures has not been declared effective on or before the 60th day following the date of issuance of the Debentures, then for each of the first two months following such date in which the registration statement has not been declared effective, the conversion price will be reduced by three percent. The Company also agreed to include in such registration statement the shares of Common Stock issuable upon exercise of the Warrants. In connection with the solicitation of the waivers and amendments to the Indenture governing the Secured Notes, the Company also undertook to use its best efforts to register the Bonus Shares following their issuance.

     The Shares offered hereby include the number of Shares issuable upon conversion of $6.2 million in aggregate principal amount of Debentures, as such number and type of shares may be increased or decreased as a result of adjustments to the conversion rate pursuant to the anti-dilution provisions of the Debentures. At the current conversion rate, 988,835 shares of Common Stock are issuable upon conversion of $6.2 million aggregate principal amount of the Debentures.

     The foregoing shares underlying the Securities constitute the Shares that are subject to this Prospectus.

     The names of the persons who currently hold the Bonus Shares, the Debentures and the Warrants, the aggregate principal amount of the Debentures and the number of Warrants held by each such holder, the number of whole shares of Inamed Common Stock into which such securities are convertible or exercisable at the current conversion or exercise price and the number of shares of Common Stock beneficially owned by each such person and the number of shares of Common Stock to be held by each such person following the offering and each of all of the Shares are set forth under "Selling Stockholders" below. The Shares may not be transferred unless they are registered under the Securities Act or an exemption from registration is available. The Debentures and the Warrants have not been registered under the Securities Act and the Company has no obligation to register either.

                              SELLING STOCKHOLDERS

     The persons identified below for whose account Shares are being offered hereby is referred to herein as a "Selling Stockholder." The table set forth below and the footnotes thereto provide the following information: the names and addresses of the persons who currently hold Securities, the principal amount or number of Debentures or Warrants held by such persons, the number of shares of Common Stock beneficially owned as of the date of this Prospectus by each such holder and the number of shares of Common Stock to be held by each such holder following the offer and each of all of the Shares.


                                                                   No. of Shares            No. of Whole
                                         Principal                 of Common                Shares of          Percent of
                                         Amount of   Warrants      Stock         No. of     Common Stock       Class to be
                                         Debentures  Held          Beneficially  Shares     Owned After        Owned After
Shareholder                              Held        (# Shares)    Owned (1)     Offered    The Offering(2)    Offering
---------------------------------------------------------------------------------------------------------------------------
Atticus Partners, L.P.                                                52,500      2,500      50,000               *
Citicorp Center,
153 East 63rd Street, 43rd floor
New York, NY 10022

Mr. and Mrs. L.D. Blatt                                               10,500        500      10,000               *
21 Carrington Place
Grosse Pointe Farms, MI 48236

Mr. Edward D. DeLacy                                                   5,250        250       5,000               *
2145 Piedras Drive
Santa Barbara, CA 93108

Fir Tree Partners Value Fund, L.P.                                   252,000     12,000     240,000             2.90%
1211 Avenue of the Americas, 29th Floor
New York, NY 10036

Fir Tree Value Partners, LDC                                          63,000      3,000      60,000               *
1211 Avenue of the Americas, 29th Floor
New York, NY 10036

Mr. Gary Fuhrman                                                         500        500         -0-               *
c/o Arnhold & S. Bleichroeder
45 Broadway
New York, NY 10008

Glen Rock Partners, L.P.                                              94,500      4,500      90,000             1.11%
c/o RH Capital Associates
55 Harristown Road
Glen Rock, NJ 07452

Little Wing L.P.                                                      36,750      1,750      35,000               *
375 Park Avenue, Suite 1404
New York, NY 10162


                                                                   Shares                        No. of Whole
                                       Principal                   of Common                     Shares of          Percent of
                                       Amount of     Warrants      Stock          No. of         Common Stock       Class to be
                                       Debentures    Held          Beneficially   Shares         Owned After        Owned After
Shareholder                            Held          (# Shares)    Owned (1)      Offered        The Offering(2)    Offering
--------------------------------------------------------------------------------------------------------------------------------
Mr. Roger Miles                                                     10,500           500          10,000                *
59 Lupine Avenue, Suite 6
San Francisco, CA 84118

Oracle Partners, L.P.(3)                                           330,750        15,750         315,000              3.77%
712 Fifth Avenue, 45th Floor
New York, NY 10019

Oracle Institutional Partners, L.P.(3)                              51,450         2,450          49,000                *
712 Fifth Avenue, 45th Floor
New York, NY 10019

Quasar International Partners, C.V.(3)                              88,200         4,200          84,000              1.03%
712 Fifth Avenue, 45th Floor
New York, NY 10019

GSAM Oracle Fund, Inc.(3)                                          264,600        12,600         252,000              3.04%
712 Fifth Avenue, 45th Floor
New York, NY 10019

IMED Investors, L.L.C.                                             142,800         6,800         136,000              1.66%
900 N. Michigan Avenue, 19th Floor
Chicago, IL 60611

Anaconda Opportunity Fund, L.P.        $60,940         7,255        67,827        17,827          50,000                *
c/o Anaconda Capital Management
730 5th Avenue, 15th Floor
New York, NY 10019

Mr. Norman Salsitz                                                  10,500           500          10,000                *
9 Craig Road
Springfield, NJ 07081

SC Fundamental Value Fund, L.P.(4)                                 613,225        27,625         585,600              7.13%
712 Fifth Avenue, 19th Floor
New York, NY 10019


                                                                No. of Shares             No. of Whole
                                   Principal                    of Common                 Shares of          Percent of
                                   Amount of     Warrants       Stock          No. of     Common Stock       Class to be
                                   Debentures    Held           Beneficially   Shares     Owned After        Owned After
Shareholder                        Held          (# Shares)     Owned (1)      Offered    The Offering(2)    Offering
-------------------------------------------------------------------------------------------------------------------------
SC Fundamental Value BVI, Ltd.(4)                               275,275         14,875       260,400              3.17%
712 Fifth Avenue, 18th Floor
New York, NY 10019

Dreyfus Premier Strategic Investing                             551,250         26,250       525,000              6.13%
200 Park Avenue, 55th Floor
New York, NY 10166

Dreyfus Strategic Income Fund                                   698,250         33,250       665,000              7.64%
200 Park Avenue, 55th Floor
New York, NY 10166

Dreyfus Aggressive Value Fund                                    10,500            500        10,000                *
200 Park Avenue, 55th Floor
New York, NY 10166

GEM Management Ltd.                                 417,745     417,745        417,745           -0-                *
P.O. Box 860
17 Bond Street
St. Helier
Jersey, Channel Islands, JE4 OYZ

Kaplan, Gottbetter and Levenon LLP                   50,000      50,000         50,000           -0-                *
630 Third Avenue, 23rd Floor
New York, NY 10017

Lionhart Global Appreciation Fund   $2,069,530       25,000     299,110        299,110           -0-                *
Cito Building, Wickhams Cay
P.O. Box 662
Road Town
Tortola, BVI

HBK Offshore Fund, Ltd.             $1,241,718                  164,466        164,466           -0-                *
c/o Citco Fund Services
Attn: Kieran Conrow
Kaya Flamboyan 9
Curacao, Netherlands Antilles

HBK Cayman, LP                      $  827,812                  109,644        109,644           -0-                *
c/o Trident Trust Co.
Elizabethan Square
P.O. Box 847, Grand Cayman
Cayman Islands, BWI

Michael Angelo, LP                  $  250,000                   33,113         33,113           -0-                *
c/o Angelo, Gordon & Co., LP
245 Park Avenue, 26th Floor
New York, NY 10167

Nutmeg Partners, LP                 $  200,000                   26,490         26,490           -0-                *
c/o Angelo, Gordon & Co., LP
245 Park Avenue, 26th Floor
New York, NY 10167

Angelo, Gordon & Co., LP            $  300,000                   39,735         39,735           -0-                *
c/o Angelo, Gordon & Co., LP
245 Park Avenue, 26th Floor
New York, NY 10167

GAM Arbitrage Investments, Inc.     $  250,000                   33,113         33,113           -0-                *
c/o Angelo, Gordon & Co., LP
245 Park Avenue, 26th Floor
New York, NY 10167

AG Super Fund, LP                   $  300,000                   39,735         39,735           -0-                *
c/o Angelo, Gordon & Co., LP
245 Park Avenue, 26th Floor
New York NY 10167

AG Super Fund International
 Partners, LP                       $  200,000                   26,490         26,490           -0-                *
c/o Angelo, Gordon & Co., LP
245 Park Avenue, 26th Floor
New York, NY 10167

Raphael, LP                         $  300,000                   39,735         39,735           -0-                *
c/o Angelo, Gordon & Co., LP
245 Park Avenue, 26th Floor
New York, NY 10167

AG Long Term Super Fund, LP         $  200,000                   26,490         26,490           -0-                *
c/o Angelo, Gordon & Co., LP
245 Park Avenue, 26th Floor
New York, NY 10167


-----------------------------
      *   Less than one percent.

     (1) The number of shares specified in this table as being beneficially owned by each Selling Stockholder includes all shares which may be received upon issuance or conversion of securities in accordance with Rule 13d-3.

     (2) The number of shares specified in this column assumes that each Selling Stockholder sells all Shares.

     (3) Does not include 75,200 shares of Common Stock beneficially owned by Larry N. Feinberg. Mr. Feinberg is a principal of the general partner of Oracle Partners, L.P., Oracle Institutional Partners, L.P., Quasar International Partners, C.V. and GSAM Oracle Fund.

     (4) Gary N. Seigler and Peter M. Collery are controlling stockholders, directors and president and vice president, respectively, of the identified person or the general partner thereof and have the power to direct the voting and investment decisions of each.

     Neither the Company nor any of its affiliates has had any material relationship with any Selling Stockholder within the past three years.
The Company has agreed to bear all costs and expenses of registering the Shares under the Securities Act, including registration fees, its legal and accounting fees and expenses and photocopying costs. The Selling Stockholders will bear all other expenses of the offering and sale of the Shares, including any underwriting discounts, selling commissions or other compensation to agents, broker-dealers or underwriters, transfer fees or taxes, if any, and fees and expenses of counsel and other advisers, if any, to the Selling Stockholders.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being offered by the Selling Stockholders. The Company will receive no proceeds from the sale of any of the Shares by the Selling Stockholders. The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the Nasdaq SmallCap Market, in secondary or other distributions in accordance with the rules of the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the number of Shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying Prospectus Supplement and a post-effective amendment to the Registration Statement of which this Prospectus is a part. The aggregate proceeds to the Selling Stockholders from the sale of the Shares sold by the Selling Stockholders hereby will be the purchase price of such Shares less a broker's commission.

     There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     If any Shares are sold in an underwritten offering, such Shares may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of any underwriters to purchase Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Shares specified in such Prospectus Supplement if any are purchased.

     Shares may be sold through a broker-dealer acting as agent or broker for the Selling Stockholders, or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such Shares to the public at varying prices to be determined by such broker-dealer at the time of resale.

     The Company has been advised by the Selling Stockholders that they have not, as of the date of this Prospectus, entered into any arrangement with an underwriter, agent or broker-dealer for the sale of the Shares.

                                     EXPERTS

     The consolidated balance sheets of Inamed Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules which appear in Inamed Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein in reliance upon the reports, dated March 28, 1996, of Coopers & Lybrand L.L.P., independent accountants given on the authority of that firm as experts in accounting and auditing. Certain legal matters with respect to the Shares will be passed upon for the Company by Shutts & Bowen, Miami, Florida.

                             ADDITIONAL INFORMATION

     The Prospectus does not contain all the information set forth in the Registration Statement, or amendments thereto, certain portions of which have been omitted pursuant to the Commission's rules and regulations. The information so omitted may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

     The Florida Business Corporation Act and the Bylaws of the Company provide for indemnification of the Company's officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

No person has been authorized to give any information or to make any representation other than those contained in this Prospectus or any Prospectus Supplement in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.



                                TABLE OF CONTENTS


                                                                            Page
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Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Incorporation of Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Shares Being Offered . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                               INAMED CORPORATION


                                  Common Stock


                                   PROSPECTUS


                                March  19, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All of the expenses in connection with the distribution of the Shares are set forth below and will be borne by the Registrant.

Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . .    $ 4,226
*Blue Sky Fees and Expenses (including counsel fees) . . . . . . .      1,000
*Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . .      8,000
*Accounting Fees and Expenses. . . . . . . . . . . . . . . . . . .      8,500
*Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .      1,000
                                                                      -------
*Total                                                                $22,726


--------------------
  *Estimated



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (1) of Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Subsection (2) of Section 607.0850 of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

     Subsection (3) of Section 607.0850 of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     Subsection (4) of Section 607.0850 of the FBCA provides that any indemnification under subsections (1) or (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) or (2) of Section
607.0850.  Such determination shall be made:

          (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c)  by independent legal counsel:

               (1) selected by the board of directors as prescribed in paragraph (a) or a committee selected as prescribed in paragraph (b); or

               (2)  if no quorum of directors can be obtained under paragraph
     (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     Under subsection (6) of Section 607.0850 of the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

     Subsection (7) of Section 607.0850 of the FBCA states that indemnification and advancements of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director, officer, employee or agent were material to the adjudicated cause of action and such person (a) violated criminal law, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Subsection (8) of Section 607.0850 provides that indemnification and advancement of expenses shall continue, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

     Subsection (9) of Section 607.0850 of the FBCA permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

     Subsection (12) of Section 607.0850 of the FBCA permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

     The Company is obligated under its Bylaws to indemnify a present or former director, officer, employee or agent of the Company and may indemnify any other person, in connection with any threatened, pending or completed civil, criminal, administrative, or investigative action, suit, or proceeding arising out of an officer's or director's past or future service to the Company or a subsidiary, or to another organization at the request of the Company or a subsidiary, if he acted in faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether the standards referred to above have been met is made by (i) the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, a majority of a committee of two or more disinterested directors if so designated by the Board, or (iii) by independent legal counsel in a written opinion, or (iv) by the shareholders.

ITEM 16. EXHIBITS

     See Exhibit Index at Page II-6.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 19, 1997.


                              INAMED CORPORATION


                              By:  /s/  Donald K. McGhan
                                   ---------------------------
                                   Name:   Donald K. McGhan
                                   Title:  President and Chairman




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:



Signature                    Title                                             Date
-----------                  --------                                          -------


/s/ Donald K. McGhan         Director, Chairman of the Board and
------------------------     President (Principal Executive Officer)            March 19, 1997
Donald K. McGhan



/s/ Michael D. Farney        Director and Chief Executive Officer               March 19, 1997
------------------------
Michael D. Farney



/s/ Willem Oost-Lievense     Chief Financial Officer (Principal                 March 19, 1997
------------------------     Accounting and Financial Officer)
Willem Oost-Lievense


                                  EXHIBIT INDEX


Exhibit   Description                                                                                    Filed (F)
-------   ------------------------------------------------------------------------------------           ---------
4.1       Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 of Company's Annual Report on Form 10-K for the year ended December 31,
          1995 (Commission File No. 0-7101)).

4.2       Bylaws of the Company (Incorporated herein by reference to Exhibit 3.2 to the
          Company's Annual Report on Form 10-K for the year ended December 31, 1995
          (Commission File No. 0-7101)).

4.3       Specimen Stock Certificate for Inamed Corporation Common Stock, par value $.01 per Share (Incorporated herein by reference to Exhibit 4.3 to the Company's
          Registration Statement on Form S-3 filed April 29, 1996 (Commission File No.
          333-02085)).

5.1       Opinion of Shutts & Bowen.                                                                          *

23.1      Consent of Coopers & Lybrand L.L.P.                                                                 *

23.2      Consent of Shutts & Bowen (included in Exhibit 5.1).                                                *

24.1      Power of Attorney.                                                                                 **



*To be filed by amendment.
** Previously filed.